As filed with the Securities and Exchange Commission on June 2, 2014
Registration No. 333-2342
Registration No. 333-55913
Registration No. 333-95583
Registration No. 333-87354
Registration No. 333-125218
Registration No. 333-175315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-2342
FORM S-8 REGISTRATION STATEMENT NO. 333-55913
FORM S-8 REGISTRATION STATEMENT NO. 333-95583
FORM S-8 REGISTRATION STATEMENT NO. 333-87354
FORM S-8 REGISTRATION STATEMENT NO. 333-125218
FORM S-8 REGISTRATION STATEMENT NO. 333-175315

UNDER THE SECURITIES ACT OF 1933

TECHE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Louisiana	72-1287456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1120 Jefferson Terrace Boulevard
New Iberia, Louisiana 70560
(337) 365-0366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Teche Holding Company 1995 Stock Option Plan
Teche Holding Company 1997 Stock Option Plan
Teche Holding Company 1998 Stock Option Plan
Teche Holding Company Stock Option Agreement with Scott Sutton
Teche Federal Savings Bank Restricted Stock Agreement with Scott Sutton
Teche Holding Company 2001 Stock-Based Incentive Plan
Teche Holding Company 2004 Stock-Based Incentive Plan
Teche Holding Company 2011 Stock-Based Incentive Plan
(Full title of the plan)

J.L. Chauvin
Vice President and Chief Financial Officer
1120 Jefferson Terrace Boulevard
New Iberia, Louisiana 70560
(337) 365-0366
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Fisch, Esq.
Joan S. Guilfoyle, Esq.
Spidi & Fisch, PC
1227 25th Street, N.W., Suite 200 West
Washington, D.C.  20037
(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Deregistration of Securities

Teche Holding Company (the “Company”) is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its common stock, $0.01 par value per share (the “Common Stock”), that were previously registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-2342, filed with the SEC on March 14, 1996, relating to the registration of 423,200 shares of the Common Stock of the Company issuable under the Teche Holding Company 1995 Stock Option Plan.

•
Registration Statement No. 333-55913, filed with the SEC on June 3, 1998, relating to the registration of 68,000 shares of the Common Stock of the Company issuable under the Teche Holding Company 1997 Stock Option Plan and the Teche Holding Company 1998 Stock Option Plan.

•
Registration Statement No. 333-95583, filed with the SEC on January 28, 2000, relating to the registration of 36,682 shares of the Common Stock of the Company issuable under the Teche Holding Company Stock Option Agreement with Scott Sutton and the Teche Federal Savings Bank Restricted Stock Agreement with Scott Sutton.

•
Registration Statement No. 333-87354, filed with the SEC on May 1, 2002, relating to the registration of 250,000 shares of Common Stock of the Company issuable under the Teche Holding Company 2001 Stock-Based Incentive Plan.

•
Registration Statement No. 333-125218, filed with the SEC on May 25, 2005, relating to the registration of 200,000 shares of Common Stock of the Company issuable under the Teche Holding Company 2004 Stock-Based Incentive Plan.

•
Registration Statement No. 333-175315, filed with the SEC on July 1, 2011, relating to the registration of 250,000 shares of Common Stock of the Company issuable under the Teche Holding Company 2011 Stock-Based Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of January 12, 2014, by and between the Company and IBERIABANK Corporation (the “Agreement”), the Company is being merged with and into IBERIABANK Corporation, effective as of May 31, 2014 (the “Merger”).  As contemplated by the Agreement and as set forth in the Merger Agreement, dated as of January 12, 2014, by and between Teche Federal Bank, the wholly-owned subsidiary of the Company, and IBERIABANK, the wholly-owned subsidiary of IBERIABANK Corporation, Teche Federal Bank is being merged with and into IBERIABANK immediately following the Merger.

In connection with the Merger, the Company has terminated the offering of its Common Stock, including any Common Stock underlying options, that was registered under the Registration Statements.  In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the respective offerings, the Company hereby amends the Registration Statements to remove from registration all shares of the Company’s Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statements and to terminate the effectiveness of the Registration Statements.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Iberia, State of Louisiana, on May 31, 2014.

TECHE HOLDING COMPANY

By:	/s/ Patrick O. Little
Patrick O. Little
President, Chief Executive Officer and Chairman of the Board
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Patrick O. Little
Patrick O. Little	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 31, 2014

/s/ J.L. Chauvin
J.L. Chauvin	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 31, 2014

/s/ William A. Anderson, III
William A. Anderson, III	Director	May 31, 2014

/s/ William T. Allen
William T. Allen	Director	May 31, 2014

/s/ Mary Coon Biggs
Mary Coon Biggs	Director	May 31, 2014

/s/ Donelson T. Caffery, Jr.
Donelson T. Caffery, Jr.	Director	May 31, 2014

/s/ Ernest Freyou
Ernest Freyou	Director	May 31, 2014

/s/ Henry L. Friedman
Henry L. Friedman	Director	May 31, 2014

/s/ Thomas F. Kramer
Thomas F. Kramer	Director	May 31, 2014

/s/ W. Ross Little, Jr.
W. Ross Little, Jr.	Director and Secretary	May 31, 2014

/s/ Robert L. Wolfe, Jr.
Robert L. Wolfe, Jr.	Director	May 31, 2014